EXHIBIT 99.6


               2006 - 2008 PERFORMANCE SHARE PLAN
                 FOR OFFICERS AND KEY EMPLOYEES
Purpose

The purpose of the 2006 - 2008 AMR Corporation Performance Share Plan ("Plan") for Officers and Key Employees is to provide greater incentive to officers and key employees of the subsidiaries and affiliates of AMR Corporation ("AMR" or "the Corporation") to achieve the highest level of individual performance and to meet or exceed specified goals which will contribute to the success of the Corporation.

Definitions

For purposes of the Plan, the following definitions will control:

"Affiliate" is defined as a subsidiary of AMR or any entity that is designated by the Committee as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.

"Committee" is defined as the Compensation Committee, or its successor, of the AMR Board of Directors.

"Comparator Group" is defined as the following seven U.S. based carriers including, AirTran Airways, Alaska Airlines, AMR
Corporation, Continental Airlines, Inc., JetBlue Airways,
Southwest Airlines Co. and US Airways, Inc.

"Corporate Objectives" is defined as being the objectives established by the Committee at the beginning of each fiscal year during the Measurement Period.

"Measurement  Period"  is  defined  as  the  three  year   period
beginning January 1, 2006 and ending December 31, 2008.

"Total Shareholder Return (TSR)" is defined as the rate of return reflecting stock price appreciation plus reinvestment of dividends over the Measurement Period. The average Daily Closing
Stock Price (adjusted for splits and dividends) for the three months prior to the beginning and ending points of the Measurement Period will be used to smooth out market fluctuations.

"Daily Closing Stock Price" is defined as the stock price at the close of trading (4:00 PM EST) of the National Exchange on which the stock is traded.

"National Exchange" is defined as either the New York Stock
Exchange (NYSE), the National Association of Stock Dealers and
Quotes (NASDAQ), or the American Stock Exchange (AMEX).


Accumulation of Shares

Any distribution under the Plan with respect to the shares will be determined by (i) the Corporation's TSR rank within the Comparator Group and/or (ii) the Corporation's attainment of the Corporate Objectives during each year of the Measurement Period and (iii) the terms and conditions of the award agreement between the Corporation and the employee. The distribution percentage of shares pursuant to the TSR metric and based on rank, is specified below:

Granted Shares - Percent of Target Based on Rank

 Rank      7        6        5        4       3        2       1
Payout %   0%      25%      50%      75%     100%    135%     175%


In the event that a carrier (or carriers) in the Comparator Group ceases to trade on a National Exchange at any point in the Measurement Period, the following distribution percentage of target shares, based on rank and the number of remaining comparators, will be used accordingly.

                          6 Comparators

Granted Shares - Percent of Target Based on Rank

 Rank      6        5        4        3       2       1
Payout %   0%      50%      75%     100%     135%    175%


                          5 Comparators

Granted Shares - Percent of Target Based on Rank

 Rank      5        4        3        2      1
Payout %  50%      75%     100%     135%    175%

                          4 Comparators

Granted Shares - Percent of Target Based on Rank

 Rank      4        3        2       1
Payout %  75%     100%     135%     175%


                          3 Comparators

Granted Shares - Percent of Target Based on Rank

 Rank         3         2         1
Payout %     50%      135%      175%


At the end of each fiscal year during the Measurement Period, the Committee will determine whether the Corporate Objectives have been achieved. At the end of the Measurement Period the Committee will determine the distribution of shares based upon the TSR metric and, with respect to senior officer awards, the Corporate Objectives. The number of shares that may vest will range from 0% to 175% of the target award.

Administration

The Committee shall have authority to administer and interpret the Plan, establish administrative rules, approve eligible participants, and take any other action necessary for the proper and efficient operation of the Plan. The TSR metric will be determined based on an audit of AMR's TSR rank by the General Auditor of American Airlines, Inc. A summary of awards under the Plan shall be provided to the Board of Directors at the first regular meeting following determination of the awards. The awards will be distributed on April 16, 2008, or such date the award is approved for distribution by the Committee.

The distribution of any shares under this Plan is subject to the Corporation having sufficient stock in a stock plan to make such a distribution. In the event the Corporation does not have sufficient shares of stock in such a stock plan for the distribution contemplated by this Plan, the Committee will have the authority and discretion to make substitutions for such shares, all to the effect that the employee will receive cash or other marketable property of a value equivalent to what the employee would have been received in a stock distribution.

Corporate Objectives will be used as a metric for determining the
distribution   of  shares  only  for  senior  officers   of   the
Corporation (or a Subsidiary thereof) unless the Committee determines otherwise.

General

Neither  this  Plan  nor  any action  taken  hereunder  shall  be construed as giving any employee or participant the right  to  be
retained  in  the  employ  of  American  Airlines,  Inc.  or   an
Affiliate.

Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive an award as may have been expressly awarded by the Committee subject to the terms and conditions of the award agreement between the Corporation and the employee.

In the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of the Corporation, whether similar or dissimilar, (each a "Force Majeure Event"), which Force Majeure Event affects the Corporation or its
Subsidiaries or its Affiliates, the Committee, in its sole discretion, may (i) terminate or (ii) suspend, delay, defer (for such period of time as the Committee may deem necessary), or substitute any awards due currently or in the future under the Plan, including, but not limited to, any awards that have accrued to the benefit of participants but have not yet been paid, in any case to the extent permitted under proposed Treasury Regulation 1.409A-3(d) and/or 1.409A-3(e), or successor guidance thereto.

In consideration of the employee's privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of, American Airlines, Inc. or its Affiliates to any unauthorized party and, (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American Airlines, Inc. or its Affiliates or after such employment is terminated, and (iii) not to solicit any then current employees of American Airlines, Inc. or any other Subsidiaries of AMR to join the employee at his or her new place of employment after his or her employment with American Airlines, Inc. or its Affiliates is terminated. The failure by the employee to abide by the foregoing obligations shall result in the award being forfeited in its entirety.

The Committee may amend, suspend, or terminate the Plan at any time.